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EXHIBIT 4(f)


Amended 4/16/98

CENTURY FINANCIAL CORPORATION STOCK OPTION PLAN


A.     PURPOSE AND SCOPE

     The purposes of this Plan are to reward key management employees and directors of Century Financial Corporation (hereinafter called the "Corporation") and its Subsidiaries; to provide an incentive for such employees to expand and improve the profits and prosperity of the Corporation and its Subsidiaries; and to assist the Corporation and its Subsidiaries in attracting and retaining key personnel through the grant of options to purchase shares of the Corporation's common stock.

B.     DEFINITIONS

 1."Board" shall mean the Board of Directors of the Corporation.
 2."Cash Compensation" shall mean all remuneration paid in cash which is includable in income for federal income tax purposes.
 3."Committee" shall mean the Executive Committee, which is appointed by the Board.
 4."Board Members" shall mean Members of the Board of Directors of the Corporation who are not Officers or employees of the Corporation.
 5."Corporation" shall mean the Century Financial Corporation, a Pennsylvania Corporation.
 6."Code" shall mean the Internal Revenue Code of 1986, as amended. 7."Disability" shall mean an event which entitles a former employee to disability benefits under any of the Corporation's employee benefit plans.
 8."Officers" shall mean the President, Executive Vice Presidents, and other Officers of the Corporation and its Subsidiary(ies) as determined by the Board of Directors.
 9."Option" shall mean a right to purchase Stock, granted pursuant to the Plan.
10."Option Price" shall mean the purchase price for stock under an option, as determined in Section F below.
11."Participant" shall mean Officers of the Corporation and/or its Subsidiary(ies), or a Board Member to whom an Option is granted under the Plan.
12."Plan" shall mean this Century Financial Corporation Stock Option Plan. 13."Stock" shall mean the common stock of the Corporation.
14."Subsidiary" shall mean a subsidiary corporation of the Corporation, as defined in Sections 424(f) and 424(g) of the Code.
15."Executive Officers" shall mean the Officers of the Bank Holding Company, Century Financial Corporation.


C.     STOCK TO BE OPTIONED

     Subject to the provisions of Section L of the Plan, the maximum number of shares of Stock that may be optioned or sold under the Plan is 403,446 to Officers and 100,862 to Board Members.


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D.     ADMINISTRATION

     The Plan shall be administered by the Committee. Two members of the Committee shall constitute a quorum for the transaction of business. The Committee shall be responsible to the Board for the operation of the Plan.
The interpretation and construction of any provision of the Plan by the Committee shall be final, unless otherwise determined by the Board. No member of the Board or the Committee shall be liable for any action or determination made by him in good faith.

E.     ELIGIBILITY

      For any fiscal year (currently the calendar year)in which the Corporation achieves its goal of budgeted earnings (in dollars), the Board shall grant Options to all Officers and Board Members. The Board shall determine whether the budgeted earnings goal has been met at the first Board meeting in January, after the close of the fiscal year. Prior to that meeting, the Executive Committee will select and present to the Board for approval a list of individuals that will be considered for receiving options for the year. If the Board determines that the budgeted earnings goal has been met, the Options shall be granted as soon as administratively feasible thereafter. In addition, if the Corporation does not achieve its goal of budgeted earnings, the Board may, in its sole discretion, grant options to any Officers or Board Members.

F.      OPTION PRICE

      The purchase price for Stock under each Option shall be the closing price on the NASDAQ National Market System on the December 31st preceding the date that an Option is granted, but in no event less than the par value of the Stock.

G.     TERMS AND CONDITIONS OF OPTIONS

     Options granted pursuant to the Plan shall be authorized by the Board and shall be evidenced by agreements in such form as the Board, upon recommendation of the Committee, shall from time to time approve. Such agreements shall comply with and be subject to the following terms and conditions:

1. Employment Agreement -- The Board may, in its discretion, include in any Option granted under the Plan a condition that the Participant shall agree to remain in the employ of, and to render services to, the Corporation for a period of time following the date the Option is granted. No such agreement shall impose upon the Corporation, however, any obligation to employ the Participant for any period of time.

2. Time and Method of Payment -- the Option Price shall be paid in full in cash at the time an Option is exercised under the Plan. Otherwise, an exercise of any option granted under the Plan shall be invalid and of no effect. Promptly after the exercise of an Option and the payment of the full Option Price, the Participant shall be entitled to the issuance of a stock certificate evidencing his ownership of such Stock. A Participant shall have none of the rights of a shareholder until shares are issued to him, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

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3.  Number of Shares -- Each Option shall state the total number of shares of
Stock to which it pertains. For any fiscal year in which the Corporation achieves its goal of budgeted earnings (in dollars), the number of shares of Stock to which each Option pertains shall be determined by the Board in its discretion as follows: (a) for each Executive Officer and each Board Member the number of shares will equal 5 percent to 75 percent of total Cash Compensation for the given fiscal year divided by the purchase price of the shares; (b) for each Officer not covered under 3(a), the number of shares will equal 5 percent to 50 percent of total Cash Compensation for the given fiscal year divided by the purchase price of the shares. If the number of shares determined under this formula is not a whole number, the number of shares will be rounded up to the next whole number. Notwithstanding this calculation, in no case will the number of shares pertaining to all Options exceed the limits established in Section C. For any fiscal year in which the Corporation does not achieve its goal of budgeted earnings, the number of shares pertaining to each option will be determined solely at the discretion of the Board.

4. Option Period and Limitations on Exercise of Options -- The Committee may, in its discretion, provide that an Option may not be exercised in whole or in part for any period or periods of time specified in the Option agreement. Except as provided in the Option agreement, an Option may be exercised in whole or in part at any time during its term. No Option may be exercised after the expiration of ten years from the date it is granted. No Option may be exercised for a fractional share of Stock.

H.     TERMINATION OF EMPLOYMENT

     An Officer who terminates employment because of retirement or because of a disability and a Board Member who ceases to be a Board Member because of retirement or because of a disability, provided each has been affiliated with the Corporation or a subsidiary for a minimum term of 10 years and has attained the age of 55, shall continue to have the right to exercise any Option not theretofore exercised until the end of the Option period. Additionally, the vesting of Options not yet exercisable will be accelerated. If an Officer ceases to be an employee of the Company or its Subsidiaries for any other reason, then the right to exercise any vested Option shall (i) in the case of Options granted prior to January 1, 1997, continue until the tenth anniversary of the date of grant, and (ii) in the case of vested Options granted on or after January 1, 1997, continue for 90 days after the last day of employment and shall thereupon cease.

     The Committee may cancel an Option during the extended period referred to in the paragraph above, if the Participant engages in employment or activities contrary, in the opinion of the Committee, to the best interests of the Corporation. The Committee shall determine in each case whether a leave of absence shall constitute a termination of employment. Any such determination of the Committee shall be final and conclusive, unless overruled by the Board.









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I.     RIGHTS IN EVENT OF DEATH

     If a Participant dies while employed by the Corporation or any of its Subsidiaries, or at any time after employment has ceased during a period in which the right to exercise an Option has continued, as provided in Section H, the person to whom the option is transferred by law or by applicable laws of descent and distribution shall have the right to exercise such Options to the extent that such deceased Participant was entitled to exercise the Options on the date of his death; provided, however, that in no event shall the Options be exercisable more than ten years from the date they were granted.

J.     NO OBLIGATIONS TO EXERCISE OPTION

     The granting of an Option shall impose no obligation upon the Participant to exercise such Option.

K.     NONASSIGNABILITY

     Options shall not be transferable other than by will or by the laws of descent and distribution, and during a Participant's lifetime shall be exercisable only by such Participant.

L.     EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN

     The aggregate number of shares of stock available for Option under the Plan, the shares subject to any Option, and the price per share, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subsequent to the effective date of the Plan resulting from
(1) a subdivision or consolidation of shares or any other capital adjustment,
(2) the payment of a stock dividend, or (3) other increase or decrease in such shares effected without receipt of consideration by the Corporation. If the Corporation shall be the surviving corporation in any merger or consolidation, any Option shall pertain, apply, and relate to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled after the merger or consolidation. Upon a dissolution or liquidation of the Corporation, or upon a merger or consolidation in which the Corporation is not the surviving corporation, all Options outstanding under the Plan shall terminate unless provision is made in connection with such dissolution, liquidation, merger or consolidation for the assumption of the Options outstanding, or the substitution of new options of the successor entity for such Options, in either case, with appropriate adjustment as to the number and kind of shares and to the exercise price of the Options, in which event, the Options shall be exercisable on such adjusted terms. In the event that such provision is not made and the Options terminate, each Participant (and each other person entitled under Section I to exercise an Option) shall have the right, immediately prior to such dissolution or liquidation, or such merger or consolidation, to exercise such Participant's Options in whole or in part.










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M.     AMENDMENT AND TERMINATION

     The Board may terminate, amend, or revise the Plan with respect to any shares as to which Options have not been granted. Neither the Board nor the Committee may, without the consent of the holder of an Option, alter or impair any Option previously granted under the Plan, except as authorized herein. Unless sooner terminated, the Plan shall remain in effect for a period of ten years from the date of the Plan's adoption by the Board. Termination of the Plan shall not affect any Option previously granted.

N.     AGREEMENT AND REPRESENTATION OF EMPLOYEES

     As a condition to the exercise of any portion of an Option, the Corporation may require the person exercising such Option to represent and warrant at the time of such exercise that any shares of Stock acquired at exercise are being acquired only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Corporation, such a representation is required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

O.     RESERVATION OF SHARES OF STOCK

     The Corporation, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority necessary to issue and to sell, the number of shares of Stock that shall be sufficient to satisfy the requirements of their Plan. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority deemed necessary by counsel for the Corporation for the lawful issuance and sale of its Stock hereunder shall relieve the Corporation of any liability in respect of the failure to issue or sell Stock as to which the requisite authority has not been obtained.

P.     EFFECTIVE DATE OF PLAN

     The Plan shall be effective from January 1, 1993, as approved by the Board of Directors on November 19, 1992, which approval was ratified by the Shareholders of the Corporation on April 21, 1993.


AMENDMENTS OR REPEALS


Section                        Date Amended
Involved:                       or Repealed                  Approved by:


Section C.                 6/1/93 to reflect               Board of Directors
Stock to be Optioned       20% Stock Dividend;
                           number of shares set aside
                           now at 224,136 for Officers
                           and 56,034 for Board Members
                           (Originally, 186,780 & 46,695)




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AMENDMENTS OR REPEALS (CONTINUED)


Section                        Date Amended
Involved:                       or Repealed                  Approved by:


Section C.                 1/31/95 to reflect              Board of Directors
Stock to be Optioned       20% Stock Dividend;
                           number of shares set aside
                           now at 268,964 for Officers
                           and 67,241 for Board Members


Section F.                 6/96 to change method
Option Price               for determining price;
                           coincided with NASDAQ
                           membership


Section C.                 5/30/97 to reflect              Board of Directors
Stock to be Optioned       3-for-2 Stock Dividend;
                           number of shares set aside
                           now at 403,446 for Officers
                           and 100,862 for Directors


Definition 3. Committee    Amended 12/18/97                Board of Directors


Definition 8. Officers     Amended 12/18/97                Board of Directors


Definition 15.             Amended 12/18/97                Board of Directors
Executive Officers

Definition 16.             Deleted 12/18/97                Board of Directors
Vice Presidents

G. 3. Terms &              Percentages amended
      Conditions           12/18/97                        Board of Directors


H. Termination of          Amended 4/16/98                 Board of Directors
     Employment

L. Effect of Change        Amended 4/16/98                 Board of Directors
   in Stock Subject
   to the Plan